Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

September 7, 2021

Hancock Jaffe Laboratories, Inc.
70 Doppler
Irvine, California 92618

Re:	Registration Statement on Form S-3 (333-237592)

Ladies and Gentlemen:

We have acted as counsel to Hancock Jaffe Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated April 7, 2020 (the “Base Prospectus”) and the prospectus supplement dated September 3, 2021 (the Base Prospectus and the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of 781,615 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), Pre-Funded Warrants to purchase up to 1,759,035 Shares of Common Stock, and Warrants to purchase 46,897 shares of Common Stock to the Placement Agent (the Pre-Funded Warrants and the Placement Agent Warrants, the “Warrants,” and shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”). The Shares and Warrants are covered by the Registration Statement and we understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

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Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) when the Warrants are issued, delivered and paid for, such Warrants will be the legal binding obligations of the Company enforceable in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants, and (iii) upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America, all as in effect on the date hereof.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 7, 2021 which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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